EXHIBIT 10.10 (v)

AMENDMENT FOUR

TO

EMPLOYMENT AGREEMENT

Effective January 1, 2003, this AMENDMENT FOUR TO EMPLOYMENT AGREEMENT by and between Anthem Insurance Companies, Inc., an Indiana insurance company (the “Company”) and Caroline S. Matthews (the “Executive”) hereby amends the EMPLOYMENT AGREEMENT (the “Agreement”) between the parties dated as of the 1st day of April, 1999, as follows:

1.	Section 2 of the Agreement is hereby amended by deleting the termination date and inserting in place thereof the 31st day of December, 2004.

2.	Section 8 of the Agreement is hereby replaced in its entirety with the following:

8.	Death of The Executive. In the event the Executive’s employment is terminated as a result of the Executive’s death, the estate of the Executive shall be entitled to receive the Executive’s Salary for a period of the lesser of six (6) months or the unexpired portion of the Term, plus an amount equal to fifty percent (50%) of Target Annual Incentive and Target Long-Term Incentive for the year of death.

3.	Section 9 of the Agreement is hereby replaced in its entirety with the following:

9.	Disability of The Executive. In the event the Executive’s employment is terminated as a result of Disability, the Executive shall be entitled to receive her Salary and medical and dental benefits for a period of the lesser of six (6) months or the unexpired portion of the Term, plus an amount equal to fifty percent (50%) of Target Annual Incentive and Target Long-Term Incentive for the year of Disability, reduced by any payments received by the Executive under the Company’s executive long-term disability plan.

4.	Section 11 of the Agreement is hereby replaced in its entirety with the following:

11.	Termination Other Than For Cause. In the event the Executive’s employment is terminated by the Company other than For Cause, the Company shall have no further obligations or liabilities under this Agreement except that the Company shall pay, for the greater of eighteen (18) months or the remainder of the Term, the following to the Executive if the Executive satisfies the terms of Section 13:

(a) the Executive’s Salary;

(b) the Annual Incentive and Long-Term Incentive awards for the year of termination, based upon the achievement of the performance goals for the plans for the entire year of termination prorated to reflect the full number of months the Executive was employed during that year;

(c) all unvested, prior Long-Term Incentive awards;

(d) an amount equal to fifty percent (50%) of any Target Annual Incentive and Target Long-Term Incentive opportunity which the Executive would otherwise have been eligible to receive as of the effective date of the Executive’s termination of employment; and

(e) the medical and dental plan benefits which the Executive would otherwise have been eligible to receive as of the effective date of the Executive’s termination of employment.

5.	Section 16(b) of the Agreement is hereby amended by deleting the provision “one (1) year” and inserting in place thereof “eighteen (18) months.”

IN WITNESS WHEREOF, the Company and the Executive have duly executed this AMENDMENT FOUR TO EMPLOYMENT AGREEMENT effective as of the day and year first above written.

Caroline S. Matthews	Anthem Insurance Companies, Inc.

/s/ CAROLINE S. MATTHEWS	By:	/s/ LARRY C. GLASSCOCK

Name: Larry C. Glasscock Title: President and CEO